                                                                    EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT


                  This Employment Agreement (the "Agreement") made effective as of the 30th day of January, 1997 (the "Effective Date") by and between Tekni-Plex, Inc., a Delaware corporation (the "Employer"), having its principal offices at 201 Industrial Parkway, Somerville, NJ 08876, and F. Patrick Smith, an individual (the "Executive"), residing at 3615 Brannon Drive, Waco, TX 76710.

                              W I T N E S S E T H:

                  WHEREAS, the Employer desires to retain the Executive as the Chairman of the Board of Directors and Chief Executive Officer of Employer, and the Executive is willing, upon the terms and conditions herein set forth, to serve as Chairman of the Board of Directors and Chief Executive Officer of Employer.

                  WHEREAS, this Agreement supersedes the original Employment Agreement between Employer and Executive dated as of March 18, 1994, Amendment Number 1 to the Employment Agreement dated as of July 11, 1995, and Amendment Number 2 to the Employment Agreement dated as of February 21, 1996 (collectively, the "Prior Agreements").

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound hereby, agree as follows:

                  1. Employment. Subject to the terms and conditions hereinafter set forth, the Employer hereby employs the Executive as Chairman of the Board of Directors and Chief Executive Officer of Employer, and the Executive hereby accepts such employment.

                  2. Term. The term of employment of the Executive by the Employer pursuant to this Agreement (the "Employment Term") shall commence as of the effective date hereof, and shall reflect continuing and continuous employment of Executive by Employer from March 18, 1994. The term of employment pursuant to this agreement shall terminate upon the earlier of: (a) June 30, 2000, to coincide with the fiscal year-end of Employer, or (b) the date on which the employment of the Executive is terminated pursuant to Section 9 hereof. Absent written notice of intent not to renew by either party 90 days prior to the end of each fiscal year, the term of this Agreement shall be automatically extended at the end of each fiscal year of Employer, for a period of one year, beginning with the end of fiscal year 1998.

                  3. Duties. During the Employment Term, the Executive shall devote such time as necessary to discharge his duties and responsibilities as Chairman of the Board of Directors and Chief Executive Officer of the Employer and shall possess all rights and authorities as have been exercised previously under the Prior Agreements, such duties and authorities not to be diminished. In addition to the foregoing, the Executive shall hold, without the requirement of additional compensation therefor, such other offices, directorships or memberships of committees of the Employer and/or any subsidiary or affiliate of the Employer, as the Board of Directors may reasonably request, and to which, from time to time, during the Employment Term, the Executive may be elected or appointed.

                  4. Salary Compensation. In consideration of the services to be rendered by the Executive as described in Section 3 above, the Employer shall pay or cause to be paid to the Executive during the Employment Term, and the Executive shall accept, compensation at the rate of five hundred fifty thousand ($550,000.00) dollars per annum (the current "Base Salary"), such compensation subject to increase, but not decrease. The Base Salary shall be reviewed and adjusted upon the consummation of any future acquisition, and shall otherwise be subject to an annual merit review as of the anniversary date of the last adjustment. The Base Salary shall be payable in equal installments in accordance with the usual payroll practices of Employer which are in effect from time to time during the Employment Term, but in no event less frequently than monthly. The Executive's Base Salary shall be subject to all applicable withholding and other taxes.

                  5. Bonus Compensation. At the end of each of the Employer's fiscal years, the Executive shall be entitled to receive from the Employer a performance bonus (the "Performance Bonus").

                  (a) The amount of the Performance Bonus shall be determined by the level of actual earnings before interest, taxes, depreciation and amortization, and extraordinary items ("EBITDA") of Employer, reduced by actual capital expenditures ("Cap-Ex") incurred in such year (actual EBITDA reduced by actual Cap-Ex defining the "Actual Performance"). Extraordinary items shall include management fees, board of directors fees and expenses, executive management bonuses, investment income, expenses incurred in pursuit of acquisitions not consummated, expenditures associated with the consummation of acquisitions, and any other expense categories determined by the Employer's independent auditors to be properly so classified according to generally accepted accounting principles. The determination of the Employer's actual EBITDA for purposes of calculating the amount of the Performance Bonus to which the Executive is entitled, and the amount of such Performance Bonus, shall be made by the independent public accountants then auditing the books and records of the Employer (the "Auditors") and shall be based on audited financial statements of the Employer. Such determination shall be made in accordance with generally accepted accounting principles applied on a consistent basis, and the determination of the Auditors shall be final and binding on the parties hereto.

                  (b) The Performance Bonus to which the Executive is entitled for any fiscal year of Employer shall be determined by the degree to which the Actual Performance (actual EBITDA reduced by actual Cap-Ex as defined above) compares with the Targeted Performance for that fiscal year. The term "Targeted Performance" is defined as the targeted EBITDA reduced by the targeted Cap-Ex for any given fiscal year. For fiscal years ended June 27, 1997 and beyond, the targeted EBITDA and targeted Cap-Ex are listed in Exhibit A, attached hereto and incorporated herein. Upon the consummation of future acquisitions or divestitures, targeted EBITDA and targeted Cap-Ex are subject to modification by mutual agreement of the Employer and the Executive, and, in such event, Exhibit A shall be modified accordingly. Calculation of the Executive's Performance Bonus shall be accomplished by comparison of the Actual Performance and Targeted Performance for any given fiscal year, and shall be determined by calculation of the performance percentage (the "Performance Percentage") for such year. The Performance Percentage is a ratio, the numerator of which is the Actual Performance, and the denominator of which is the Targeted Performance, adjusted per Section 5(c) below, for the same fiscal year. The amount of the Performance Bonus for any given fiscal year shall be the amount that corresponds to the Performance Percentage for that year, as set forth on Exhibit B, attached hereto. If the Performance Percentage achieved in a given fiscal year is an amount not specifically enumerated on Exhibit B, then the Performance Bonus shall be determined by the process of linear interpolation between the two Performance Percentage values on Exhibit B most closely equal to the actual Performance Percentage.

                  (c) The Executive may, at Executive's sole discretion, identify and reclassify any capital expenditures, targeted but not spent during any fiscal year under consideration, as capital Executive expects to be spent during the following fiscal year ("Delayed Cap-Ex"). For any such year for which Delayed Cap-Ex has been identified by the Executive, the Actual Performance for the fiscal year under consideration shall be reduced, dollar-for-dollar, and the Targeted Cap-Ex for the following fiscal year shall be increased by the same amount. The calculation of the Performance Percentage for each fiscal year shall reflect such adjustments accordingly. Employer hereby acknowledges that, for fiscal year 1996, the Executive identified Delayed Cap-Ex in the amount of $1,600,000.00, and Executive's Actual Performance for fiscal year 1996 was reduced by that amount prior to calculation of Executive's Performance Percentage for fiscal year 1996. Accordingly, the Targeted Cap-Ex for fiscal year 1997 shall be increased by $1,600,000.00 over the amount shown in Exhibit A, for purposes of calculating Executive's Performance Bonus for fiscal 1997.

                  (d) The Performance Bonus shall be determined as follows:

                    (i) For Actual Performance equal to the Targeted Performance (Performance Percentage equal to 100%), the Executive will receive a Performance Bonus equal to 66.7% of his Base Salary.

                   (ii) The threshold at which a Performance Bonus shall begin to be earned will be at 80% of the Targeted Performance (the "Threshold Performance"). At an Actual Performance equal to the Threshold Performance (Performance Percentage equal to 80%), the Executive will receive a Performance Bonus equal to 33.3% of his Base Salary.

                  (iii) Linear interpolation shall be used to calculate the Performance Bonus for Actual Performance falling between the Threshold Performance and the Targeted Performance (that is, where the Performance Percentage falls between 80% and 100%).

                   (iv) For Actual Performance levels in excess of Targeted Performance (the "Excess Actual Performance," or "EAP"), the Executive shall receive, in addition to the Performance Bonus payable at Targeted Performance, a percentage of the EAP as follows:

                    EAP as Percentage of                  Percentage of EAP
                    Targeted Performance                  Allocated to Executive
                    --------------------                  ----------------------


       greater than 0%              but less than 10%     10%
       greater than or equal to 10% but less than 20%     11%
       greater than or equal to 20% but less than 30%     12%
       greater than or equal to 30% but less than 40%     13%
       greater than or equal to 40% but less than 50%     14%
       greater than or equal to 50%                       15%

                  Examples of calculations at various performance levels are shown in Exhibit C attached hereto.

                  (e) Any Performance Bonus earned shall be payable in cash by the Employer to the Executive within thirty (30) days following determination by the Auditors of the amount of the Performance Bonus, but in no event later than ninety (90) days following the end of the Employer's fiscal year for which such Performance Bonus is payable, provided that the Employer is not in default under any of its obligations pursuant to its then applicable loan agreements (the "Loan Documents") in which case the lender must approve the payment. In the event approval is required but not received within the thirty day time period, then such payment will be deferred until such time the lender permits the payment thereof, or until the aforementioned default is cured, whichever occurs first. Any amounts deferred pursuant to this paragraph shall earn interest as described in Section 5(f) of this Agreement. In any event, the bonus earned is not lost to the Executive; it is merely deferred until either the lender's approval is received or the default is cured. At Executive's option, the Performance Bonus earned may be paid in two installments, the first being the maximum amount that avoids an event of default under the Employer's loan agreements, such portion to be paid immediately, and a second installment payable, with interest, when the lender's approval is received or the default is cured, as described above.

                  (f) The amount of any Performance Bonus deferred by operation of Section 5(e) above, shall accrue interest at Employer's then current average cost of borrowed funds or 8% per annum, whichever is greater. Such Performance Bonus together with any accrued interest shall be paid to the Executive upon satisfaction of the requirements of Section 5(e) above.

                  (g) In the event that in any fiscal year for which the Executive is employed hereunder during a period less than the full fiscal year, the Performance Bonus for such period shall be calculated using a Performance Percentage wherein the numerator is the Actual Performance for the fiscal year-to-date through Executive's last date of employment and the denominator is the Targeted Performance, pro rated for the actual number of days the Executive was employed during such year, and such pro rated Targeted Performance then adjusted by any carryover of Delayed Cap-Ex from the previous fiscal year.

                  6. Employment Benefits. During the Employment Term, the Executive shall be entitled, in addition to the benefits generally available to other executive officers of Employer, the following employment benefits at Employer's cost:

                  (a) Four weeks paid vacation for each year of the Employment Term and sick leave in accordance with the Employer's policies from time to time in effect for executive officers of the Employer.

                  (b) Participation in a reasonable medical and hospitalization plan, but in no event providing lesser benefits than those in effect at March 18, 1994, and applicable to its executive officers generally.

                  (c) A long-term disability policy (non-Employer policy naming Executive as beneficiary and owner) providing for benefits in the amount of 50% of Executive's Base Salary to age 65, and Executive's compensation shall be grossed-up annually to cover any additional taxes resulting from the annual premium paid for such policy by the Employer and treated as compensation to the Executive.

                  (d) Participation, subject to classification requirements and continued maintenance thereof by Employer, in other employee benefit plans, such as profit sharing plans, which are from time to time applicable to the Employer's executive officers generally.

                  (e) In the event Executive is relocated, a temporary monthly living allowance until Executive is permanently relocated to cover reasonable living and travel expenses in connection with maintenance of a temporary residence, reimbursement, upon presentation of appropriate receipts, of all reasonable moving expenses, brokerage commissions and closing expenses related to the sale of his current residence and the purchase of his new residence, and, following such relocation, provided Executive's current home remains unrented and a good faith effort is being made to sell Executive's current residence, Employer shall reimburse Executive for the cost of interest on mortgages (not to exceed current levels of debt) and real estate taxes for a period not to exceed twelve months.

                  (f) A leased Lincoln Continental (or comparable) automobile.

                  (g) Tax return preparation and reasonable financial planning services.

                  (h) A $1 million term life insurance policy on the Executive's life for a beneficiary selected by him.

                  (i) The reasonable cost of a country club membership (and dues).

                  7. Expenses. During the Employment Term, the Employer will reimburse the Executive, upon presentation of appropriate receipts, for all travel, entertainment and other out-of-pocket expenses which are reasonably incurred by the Executive in the performance of his duties hereunder.

                  8. Insurance. The Executive agrees to cooperate with the Employer in obtaining any insurance on the life or on the disability of the Executive which the Employer may reasonably desire to obtain at its cost for its own benefit and shall undergo reasonable physical and other examinations for this sole purpose, and shall execute any consents or applications which the Employer may reasonably request in connection with the issuance of one or more of such insurance policies.

                  9. Termination.

                  (a) Executive's employment under this Agreement may be terminated without further liability by Employer at any time for "Cause". For purposes of this Agreement, Cause is defined as (i) Executive's willful refusal, after 30 days' prior written notice by Employer (such notice detailing with specificity the nature of such breach and the steps required to satisfy Employer that such breach will be cured), to begin to take such steps to cure any continuing material breach hereof or (ii) a final non-appealable adjudication in a criminal or civil proceeding that Executive has committed a fraud or felony relating to his employment.

                  (b) In addition to life insurance benefits which will be payable in lump sum, in the event of Executive's death during the Employment Term, the Employer will pay a severance benefit (the "Severance Benefit"), as defined below, to Executive's designated beneficiary (or, failing such designation, to his estate) payable in 12 equal monthly installments. The Severance Benefit shall consist of an amount equal to the then current annual Base Salary, a pro rated Performance Bonus for the then current fiscal year calculated according to Section 5(g) above, any Performance Bonus amounts earned in prior fiscal years but unpaid, and any other accrued benefits due and payable at the time of Executive's death.

                  (c) In the event of Executive's disability or incapacity which renders him unable to perform his duties for a period in excess of 120 consecutive days or a total of more than 180 days in any 12-month period, the Employer may terminate this Agreement. Upon termination under this Section 9(c), Employer will pay Executive the Severance Benefit as defined above. In addition, Employer will cause ownership of all insurance policies on Executive's life to be transferred to Executive.

                  (d) If, at any time during the Employment Term, the Executive resigns from the employ of the Employer for any reason other than Employer's failure to meet its obligations hereunder, Employer and Executive shall have no further obligations hereunder after such resignation date other than the payment of amounts accrued and unpaid under Sections 4, 5, 6 and 7 hereof through such resignation date, and continuing obligations under Sections 10 and 11 hereof.

                  10. Restrictive Covenant. Without prior written consent of the Board of Directors of Employer, such consent not to be unreasonably withheld, Executive agrees that he will not for a period of one year following the termination by Executive of his employment with Employer whether before or after the expiration of the Employment Term (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intention of the parties that this Section 10 shall be so enforced): (i) directly or indirectly engage, in the United States, in any business in competition with the primary business conducted by Employer, either as employee, independent contractor, owner, partner, lender or stockholder, at the time of termination of the Executive (provided that the foregoing shall not be construed to prohibit ownership of less than 5% of the outstanding shares of any public corporation); (ii) solicit, canvass, or accept any business for any other competing company, or business similar to any business of Employer, from any past, present or future ("future," as used herein, shall mean at or prior to the time of termination of employment) customer of Employer; (iii) directly or indirectly induce or attempt to influence any employee of Employer to terminate his employment; or (iv) directly or indirectly request any present or future (as defined above) entities with whom Employer has significant business relationships to curtail or cancel their business with Employer. In addition and without limiting the foregoing, upon the termination of the Executive's employment by the Employer for any reason, whether before or after the expiration of the term of this Agreement, Executive shall not (x) at any time directly or indirectly disclose to any person, firm or corporation any trade, technical or technological secrets, or (y) for a period of one year following termination disclose any details of organization or business affairs, or any names of past or present customers of Employer. For purposes of this Section 10, the term "Employer" shall be deemed to include Employer and all of its subsidiary corporations.

                  11. Inventions. All inventions, discoveries, improvements, processes, formulae and data relating to Employer's business that Executive may make, conceive or learn during the employment of the Executive with the Employer (during the term of this Agreement, whether during working hours or otherwise) and relating to the Employer's lines of business shall be the exclusive property of Employer. Executive agrees to make prompt disclosure to the Board of Directors of Employer of all such inventions, etc., and to do at Employer's expense all lawful things necessary or useful to assist Employer in securing their full enjoyment and protection. In the event of any breach or threatened breach of the provisions of this Section 11 or the preceding Section 10, Employer may apply to any court of competent jurisdiction to enjoin such breach. Any such remedy shall be in addition to Employer's remedies at law under such circumstances.

                  12. Conflicting Agreements. Each of the parties hereby represents and warrants to the other that (a) neither the execution of this Agreement by such party nor the performance by such party of any of its obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any other agreement to which such party is a party or by which it is bound, and (b) such party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of his obligations or duties hereunder.

                  13. Notices. Any notice, request, information or other document to be given under this Agreement to any party by any other party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, delivered by a nationally recognized overnight courier service, or transmitted by facsimile machine followed by delivery of original documents by a nationally recognized overnight courier service addressed as follows:

         If to Employer:

                  MST Partners
                  841 Broadway, Suite 504
                  New York, NY 10003
                  Attention:  Mr. J. Andrew McWethy
                  Facsimile No.:  (212) 674-6821

         with a copy to

                  Winthrop, Stimson, Putnam & Roberts
                  One Battery Park Plaza
                  New York, NY 10004-1490
                  Attention:  Stephen R. Rusmisel, Esq.
                  Facsimile No.:  (212) 858-1500

         If to the Executive:

                  F. Patrick Smith
                  at his then current address
                  included in the employment records
                  of the Employer

         with a copy to:

                  David L. Keligian, Esq.
                  The Busch Firm P.C.
                  2532 Dupont Drive
                  Irvine, CA 92612-1254
                  Facsimile No.:  (714) 474-7732

or to such other address as a party hereto may hereafter designate in writing to the other party, provided that any notice of a change of address shall become effective only upon receipt thereof.

                  14. Assignment; Successors and Assigns. This Agreement may not be assigned by either party. This Agreement shall be binding upon and shall inure to the benefit of the Employer and the Executive and their respective heirs, legal representatives, successors and assigns.

                  15. Entire Agreement. This Agreement contains the entire understanding between the Employer and the Executive with respect to the employment of the Executive and supersedes all prior negotiations and understandings between the Employer and the Executive with respect to the employment of the Executive by the Employer. This Agreement may not be amended or modified except by a written instrument signed by both the Employer and the Executive.

                  16. Severability. In the event any one or more provisions of this Agreement is held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect, unaffected by such invalidity or unenforceability.

                  17. Construction. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

                  18. Applicable Law; Submission to Jurisdiction; Litigation Expenses. This Agreement and the rights, obligations and relations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                  The parties hereto (i) submit for themselves, and any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect hereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any therefor,
(ii) consent that any action or proceeding shall be brought in such courts, and waive any objection that each may now or hereafter have to the venue of any such action or proceeding in any such court, (iii) agree that service of process of any such action or proceeding may be effected by certified mail (or any substantially similar form of mail), postage prepaid, to the appropriate party at its address as set forth herein, and service made shall be deemed to be completed upon the earlier of actual receipt or five (5) days after the same shall have been posted as aforesaid, and (iv) agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

                  The prevailing party in any litigation relating to this Agreement shall be entitled to recover reasonable professional fees, including attorneys' fees and litigation expenses relating to such dispute.

                  19. Headings. The headings of sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  20. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                       TEKNI-PLEX, INC.


                                       By:/s/ Arthur P. Witt
                                          ---------------------------
                                          Name:  Arthur P. Witt
                                          Title: Secretary & Director



                                       /s/ F. Patrick Smith
                                       ------------------------------
                                       F. Patrick Smith

                                    EXHIBIT A

                              TARGETED PERFORMANCE
                                     ($000)

             FISCAL YEAR                          TARGETED                           TARGETED
                ENDED                              EBITDA                             CAP-EX
                -----                              ------                             ------
            June 27, 1997                           26,811                              6,807

            July 3, 1998                            29,173                              5,700

            July 2, 1999                            30,625                              4,700

            June 30, 2000                           31,806                              6,900

            June 29, 2001                           33,030                              4,075

            June 28, 2002                           34,238                              4,075

            June 27, 2003                           35,554                              4,100

            July 2, 2004                            36,922                              4,100

            July 1, 2005                            38,273                              4,100

            June 30, 2006                           39,643                              4,100

                                    EXHIBIT B

                               PERFORMANCE BONUSES

                                         Performance                 Incremental
                                            Bonus                    Performance
           Performance                     (% Base                      Bonus
            Percentage                     Salary)                     (% EAP)
            ----------                     -------                     -------
                80%                         33.3%

                85%                         41.7%

                90%                         50.0%

                95%                         58.3%

               100%                         66.7%

               105%                         66.7%                       10.0%

               110%                         66.7%                       11.0%

               115%                         66.7%                       11.0%

               120%                         66.7%                       12.0%

               125%                         66.7%                       12.0%

               130%                         66.7%                       13.0%

               135%                         66.7%                       13.0%

               140%                         66.7%                       14.0%

               145%                         66.7%                       14.0%

               150%                         66.7%                       15.0%

               155%                         66.7%                       15.0%

               160%                         66.7%                       15.0%

               165%                         66.7%                       15.0%

               170%                         66.7%                       15.0%

                                    EXHIBIT C


                   EXAMPLES OF PERFORMANCE BONUS CALCULATIONS

                   Example Targeted Performance = $20,000,000
                   Assumed Base Salary = $550,000

   Performance                                  Bonus                Performance
    Percentage                               Calculation             Bonus (000)
    ----------                               -----------             -----------
       75%                                      N/A                       0

       80%                                      0.333 x 550 =            183

       92%                                      0.533 x 550 =            293

       100%                                     0.667 x 550 =            367

       109%        Incremental Performance = 0.09 x 20000 = 1800
                   Incremental Bonus = 0.10 x 1800 = 180
                   Total Bonus = 367 + 180 =                             547

       115%        1st Incremental Performance = 0.10 x 20000 =
                   2000
                   2nd Incremental Performance = 0.05 x 20000 =
                   1000
                   1st Incremental Bonus = 0.10 x 2000 = 200
                   2nd Incremental Bonus = 0.11 x 1000 = 110
                   Total Bonus = 367 + 200 + 110 =                       677

       122%        1st Incremental Performance = 0.10 x 20000 =
                   2000
                   2nd Incremental Performance = 0.10 x 20000 =
                   2000
                   3rd Incremental Performance = 0.02 x 20000 =
                   400
                   1st Incremental Bonus = 0.10 x 2000 = 200
                   2nd Incremental Bonus = 0.11 x 2000 = 220
                   3rd Incremental Bonus = 0.12 x 400 = 48
                   Total Bonus = 367 + 200 + 220 + 48 =                  835